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                                                                      EXHIBIT 12

                          NORTEL NETWORKS CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                           (MILLIONS OF U.S. DOLLARS)

US$                                                                             YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------------------
                                                                  2000           1999         1998          1997       1996
                                                                --------        -----        ------       -------    -------
Earnings (loss) before income taxes as
reported in consolidated statement
of operations                                                   (2,392.0)       175.0        (862.0)      1,076.0      765.0


Add (deduct)
Interest expense - long-term debt                                   86.0         93.0         107.0         119.0      108.0
                 - other                                            83.0         71.0         115.0          38.0       53.0

Interest expense of finance subsidiaries                               -            -             -           1.9        3.5

Unconsolidated Subs                                                    -            -             -           2.7        2.9
1/3 of rental expense on operating leases
deemed to be interest expense                                      229.0        186.0         143.5          87.9       79.3

Amortized premiums, discounts and
capitalized expenses related to indebtedness                         1.0          1.0           1.0           1.1        1.5

Minority Interest                                                   86.0         24.0          17.0          43.0       23.0

Undistributed earnings of less than
50% owned associated companies                                      41.3        (38.3)         74.6          54.0       64.0
                                                                --------        -----        ------       -------    -------
Income (loss) as adjusted                                       (1,865.7)       511.7        (403.9)      1,423.6    1,100.2
                                                                ========        =====        ======       =======    =======
Fixed charges:
Interest expense - long-term debt                                   86.0         93.0         107.0         119.0      108.0
                 - other                                            83.0         71.0         115.0          38.0       53.0
Interest expense of finance subsidiaries                               -            -             -           1.9        3.5
Unconsolidated Subs                                                    -            -             -           2.7        2.9
1/3 of rental expense on operating leases
deemed to be interest expense                                      229.0        186.0         143.5          87.9       79.3

Amortized premiums, discounts and
capitalized expenses related to indebtedness                         1.0          1.0           1.0           1.1        1.5
                                                                --------        -----        ------       -------    -------
                                                                   399.0        351.0         366.5         250.6      248.2
                                                                ========        =====        ======       =======    =======
Ratio of earnings to fixed charges                                     -          1.5             -           5.7        4.4
                                                                --------        -----        ------       -------    -------
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